UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2005

NuTECH DIGITAL, INC.
(Exact name of Registrant as specified in charter)

California	000-50021	95-4642831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7900 Gloria Avenue
Van Nuys, California 91406
(Address of principal executive offices)

Registrant's telephone number, including area code: (818) 994-3831

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4 under the Exchange Act (17 CFR 240.13(e)-4(c))

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01 Entry Into A Material Definitive Agreement.

On May 11, 2005 the Registrant signed a manufacturing and distribution agreement with Warner Elektra Atlantic Corporation (“WEA”) pursuant to which WEA will act as the exclusive distributor of the Registrant’s contemporary music products. The Registrant will receive net receipts from sales of its music products. Net receipts are defined in the agreement as net sales proceeds less certain expenses that include, but are not limited to, the payment to WEA of a distribution fee of 22% of net sales of the products sold, fees for product returns, out-of-pocket storage charges, freight charges and other charges. Upon execution of this agreement, WEA paid the Registrant an advance against net receipts in the amount of $200,000. This advance will be fully recouped by WEA before further payments will be made to the Registrant. The agreement will expire on June 29, 2007.

Item 7.01. Regulation FD Disclosure.

On June 9, 2005 the Registrant disclosed information during a conference call relating to anticipated revenues to be earned from its agreement with WEA. The information disclosed is included in the attached press release.

Item 9.01 Financial Statements and Other Exhibits

Exhibit 99. Press Release

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuTECH DIGITAL, INC.

By:/s/ Lee Kasper
Lee Kasper, President
Dated: June 10, 2005